EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-106271 of Education Management Corporation of our report dated June 18, 2004 relating to the financial statements of the Education Management Corporation Retirement Plan, which appears in this Form 11-K.

/s/    Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

June 25, 2004